Exhibit 3.1

ARTICLES OF AMENDMENT

Realty Finance Trust, Inc.

(1)

(2)	Realty Finance Trust, Inc., a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3)	The charter of the corporation is hereby amended as follows:

Section 6.1 of the charter of the corporation is hereby replaced in its entirety with the following:

SECTION 6.1 NUMBER OF DIRECTORS.  The business and affairs of the Company shall be managed under the direction of the Board of Directors. The number of Directors of the Company (the “Directors”) shall be three, which number may be increased or decreased from time to time pursuant to the Bylaws, but shall never be less than the minimum required by the MGCL. A majority of the Board shall be Independent Directors, except for a period of up to sixty (60) days after the death, removal or resignation of an Independent Director pending the election of such Independent Director’s successor. The Company elects, under Section 3-804(c) of the MGCL, except as may be provided by the Board in setting the terms of any class or series of Preferred Shares, that any and all vacancies on the Board, may be filled only by the affirmative vote of a majority of the remaining Directors, even if the remaining Directors constitute less than a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies. Notwithstanding the foregoing sentence, Independent Directors shall nominate replacements for vacancies among the Independent Directors’ positions. No reduction in the number of Directors shall cause the removal of any Director from office prior to the expiration of his term. For the purposes of voting for Directors, each Share may be voted for as many individuals as there are Directors to be elected and for whose election the Share is entitled to be voted. Cumulative voting for Directors is prohibited.

(4)	This amendment of the charter of the corporation has been approved by the board of directors and stockholders of the corporation as required by the charter of the corporation and Maryland law.

(5)	The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officers acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

ATTEST:		REALTY FINANCE TRUST, INC

By:	/s/ Nicholas Radesca	By:	/s/ Peter M. Budko
	Nicholas Radesca		Peter M. Budko
	Secretary		Chief Executive Officer